As filed with the Securities and Exchange Commission on January 6, 2006
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HOLLYWOOD MEDIA CORP.
(Exact name of registrant as specified in its charter)

Florida		65-0385686

(State or other jurisdiction of		(IRS Employer Identification Number)
incorporation or organization)

2255 Glades Road, Suite 221-A		Mitchell Rubenstein
Boca Raton, Florida 33431		Chief Executive Officer
(561) 998-8000		Hollywood Media Corp.
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)		2255 Glades Road, Suite 221-A Boca Raton, Florida 33431 Telephone No. (561) 998-8000 Facsimile No. (561) 998-2974

(Name, address, including zip code, and
	Copies of communications to:	telephone number, including area code,
of agent for service)
Steven Vazquez, Esq.
Foley & Lardner LLP
100 North Tampa Street, Suite 2700
Tampa, Florida 33602
Telephone No. (813) 229-2300
Facsimile No. (813) 221-4210

Approximate date of commencement of proposed sale to the public:
From time to time after this registration statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed maximum
Title of each class of	Amount	maximum offering price per	aggregate offering	Amount of
securities to be registered	to be registered(1)	share(2)	price(2)	registration fee
Common Stock, par value $0.01 per share	700,000 shares	$4.26	$2,982,000	$320

(1)	Represents shares issuable upon the exercise of warrants held by certain selling shareholders. Shares of the registrant’s common stock being registered hereby are accompanied by the registrant’s preferred stock purchase rights. Until the occurrence of certain prescribed events, such rights are not exercisable, are evidenced by each certificate for common stock and will be transferred along with and only with the common stock. Pursuant to Rule 416 under the Securities Act, this registration statement also covers such number of additional shares of common stock to prevent dilution resulting from stock splits, stock dividends or similar events, or as a result of anti-dilution provisions contained in the warrants.

(2)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and computed pursuant to Rule 457(c) under the Securities Act based upon the average of the high and low prices of the common stock on January 4, 2006, as reported on the Nasdaq National Market.
The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The shares covered by this prospectus may not be sold under this prospectus until the related registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion,
Dated January 6, 2006
PRELIMINARY PROSPECTUS
700,000 SHARES
HOLLYWOOD MEDIA CORP.

COMMON STOCK

     This prospectus relates to the sale or other disposition by the selling shareholders named in this prospectus of up to 700,000 shares of common stock, or interests therein. The shares of common stock covered hereby are issuable upon the exercise of warrants issued by Hollywood Media Corp. (“Hollywood Media”) in its private placement that closed on November 23, 2005.
     Hollywood Media will not receive any proceeds from the sale or other disposition of the shares of common stock, or interests therein, by the selling shareholders. However, Hollywood Media will receive the proceeds of any warrants exercised for cash. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
     Our common stock is quoted on the Nasdaq National Market under the symbol “HOLL.” On January 5, 2006, the last reported sales price of our common stock on the Nasdaq National Market was $4.20 per share.
     Investing in our common stock involves risks. See “Risk Factors” beginning on page 3 of this prospectus.
     These shares have not been approved by the Securities and Exchange Commission or any state securities commission nor have these organizations determined whether this prospectus is complete or accurate. Any representation to the contrary is a criminal offense.
The date of this prospectus is                     , 2006.

ABOUT THIS PROSPECTUS
     This prospectus constitutes part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission through what is known as the shelf registration process. Under this process, the selling shareholders may sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities the selling shareholders may offer. A prospectus supplement may also add, update or change information contained in this prospectus. Please carefully read both this prospectus and any prospectus supplement together with the additional information described below under “Where You Can Find More Information” and “Documents Incorporated by Reference.”
     We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained or incorporated by reference in this prospectus. You should not rely on any unauthorized information. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate as of the date on the front of this prospectus or such prospectus supplement as the case may be, and that the information appearing in documents we have filed with the SEC and incorporated by reference is accurate as of the date of filing. Our business, financial condition, results of operations and prospects may have changed since those dates. Neither the delivery of this prospectus nor any sales of the common stock shall, under any circumstances, create any implication that there has been no change in the affairs of Hollywood Media after the date of this prospectus.

i

INFORMATION ABOUT HOLLYWOOD MEDIA
This portion of this prospectus describes some recent events relating to Hollywood Media which are further described in information contained elsewhere in or incorporated by reference in this prospectus. The text of this prospectus does not contain all the information that may be important to you regarding Hollywood Media or the offering contemplated by this prospectus. For a more complete understanding of our company and this offering, we encourage you to read this entire prospectus and the documents incorporated by reference herein, including our most recent audited annual consolidated financial statements incorporated by reference in this prospectus and subsequent unaudited interim consolidated financial statements. You should also carefully consider the matters discussed under “Risk Factors” in this prospectus and subsequent risk factors incorporated herein. Unless the context suggests otherwise, the terms “Hollywood Media,” “our company,” “ourselves,” “we,” “our” and “us” refer to Hollywood Media Corp. and its subsidiaries.
Overview
     Hollywood Media is a provider of information, data and other content, and ticketing to consumers and businesses covering the entertainment, Internet and media industries. We own and operate a number of business units focused on the entertainment and media industries. Hollywood Media derives a diverse stream of revenues from this array of business units, including revenue from individual and group Broadway ticket sales, data syndication, subscription fees, content licensing fees, advertising, and book development license fees and royalties.
     The mailing address of our principal executive office is 2255 Glades Road, Suite 221-A, Boca Raton, Florida 33431 and our telephone number is (561) 998-8000. We maintain an Internet website located at www.hollywood.com. The content of our website is not incorporated by reference in this prospectus, and you should not consider it to be part of this prospectus.
Recent Developments, Previously Reported. The following events were previously reported in Hollywood Media’s Current Report on Form 8-K filed with the SEC on November 28, 2005.
     Acquisition of CinemasOnline.
     On November 22, 2005, through our newly formed, indirect wholly-owned subsidiary Cinemasource UK Limited, we entered into definitive stock purchase agreements with the stockholders of each of Cinemasonline Limited, UK Theatres Online Limited, WWW.CO.UK Limited and Spring Leisure Limited (collectively, “CinemasOnline”) for our acquisition of all of the outstanding capital stock of CinemasOnline. These acquisitions were completed and closed on November 23, 2005. CinemasOnline is a group of leading advertising sales and data services companies based in the U.K. focused primarily on selling internet advertising on cinema and live theatre websites in the U.K. and Ireland.
     The aggregate purchase price paid by Hollywood Media for CinemasOnline was $3,450,000 in cash, of which $107,314 was paid into an escrow account as potential additional consideration that may become due to the sellers upon certain advertising contracts generating revenue. The purchase price was funded from the proceeds of Hollywood Media’s sale of the notes described below.
     Hollywood Media’s Issuance of $7,000,000 Principal Amount of Senior Unsecured Notes due November 23, 2006.
     On November 23, 2005, Hollywood Media completed the closing of its Note Purchase Agreement dated November 22, 2005 with a group of institutional lenders providing for (i) Hollywood Media’s issuance and sale to such purchasers of $7,000,000 in aggregate principal amount of Hollywood Media’s senior unsecured, non-convertible notes due November 23, 2006 (the “senior notes), with interest at the rate of eight percent per annum payable quarterly in arrears, and (ii) the issuance by Hollywood Media to such purchasers of five-year warrants to purchase an aggregate of 700,000 shares of Hollywood

Media’s common stock at an exercise price of $4.29 per share, which is equal to the volume-weighted average of the Nasdaq market price of Hollywood Media’s common stock for the five trading days preceding the date of the agreement. The warrant exercise price could increase by specified amounts under certain conditions in the event of a “change of control” of Hollywood Media (as defined in the warrant). The aggregate purchase price paid to Hollywood Media for the notes and warrants was $7,000,000 in cash.
     Under the terms of the senior notes, Hollywood Media has the right in its sole discretion to extend the maturity of the senior notes up to six months in exchange for the delivery to the note holders of additional five-year warrants to purchase an aggregate of 100,000 shares of Hollywood Media’s common stock (“extension warrants”) at an exercise price per share with respect to such 100,000 shares equal to the lesser of (i) the average volume weighted average price of Hollywood Media’s common stock for the twenty trading days immediately preceding November 23, 2006 or (ii) $4.29.
     Under the terms of the senior notes, Hollywood Media has the option in its sole discretion to redeem the principal of the senior notes in cash or (if no uncured event of default exists) shares of its common stock. The holders of the senior notes do not have the right to convert the senior notes into shares of common stock or require payment of the senior notes in shares of common stock. If Hollywood Media elects to pay principal in shares of its common stock, the shares would be valued at 95% of the average volume weighted average price of Hollywood Media’s common stock for the twenty trading days immediately preceding the business day prior to payment. Prepayment of the principal can be made, in whole or in part, at any time or from time to time. If prepayment or redemption is made prior to the one-year anniversary of the issuance of the senior notes, then Hollywood Media shall pay an additional amount in cash equal to the interest that such prepaid or redeemed principal amount would have earned from the date of such prepayment or redemption to the one-year anniversary date, provided that this additional payment is not required in the event of a prepayment resulting from a change of control of Hollywood Media.
     Pursuant to a registration rights agreement with the purchasers of the senior notes, Hollywood Media has agreed to file a registration statement under the Securities Act of 1933 (the “Securities Act”) within forty-five days after the closing covering resales from time to time of shares that may be issued pursuant to exercise of the warrants (such registration statement has been filed accordingly, and this prospectus is a part of such registration statement). In addition, upon the issuance of any extension warrants, Hollywood Media has agreed to file or amend a registration statement within forty-five days of the issuance of such extension warrants to cover resales of shares that may be issued upon exercise of the extension warrants.
     Hollywood Media received net cash proceeds of approximately $6.6 million after deducting the estimated expenses in connection with the offering of senior notes, including the placement agent’s fee, legal fees and various other expenses. In addition to funding the acquisition of CinemasOnline, the net proceeds of the sale of the senior notes are intended to be used for additional potential strategic acquisitions and other general corporate purposes.
     The consummation of the Note Purchase Agreement and the issuance of senior notes and warrants thereunder were conducted as a private placement made to accredited investors in a transaction exempt from the registration requirements of the Securities Act of 1933.

RISK FACTORS
     The shares covered by this prospectus are speculative and involve a high degree of risk. You should carefully consider the following matters, as well as the other information in this prospectus, before investing. If any of these risks or uncertainties actually occur, our business, operating results, financial condition, or prospects could be substantially harmed, which would adversely affect your investment. Additional risks and uncertainties that we do not presently know or that we currently deem immaterial may also impair our business, operating results, financial condition, and prospects.
     We have a history of losses and an accumulated deficit. Our operating results could fluctuate significantly on a quarterly and annual basis.
     We have incurred significant losses since we began doing business. In the years ended December 31, 2004 and 2003, we had net losses of approximately $11.6 million and $7.4 million, respectively, and for the nine months ended September 30, 2005 we had a net loss of approximately $7.5 million. As of September 30, 2005, we had an accumulated deficit of approximately $263.9 million. We may incur additional losses while we continue to grow our businesses. Our future success will depend on the continued growth in our various businesses, and our ability to generate ticketing, licensing, syndication and advertising revenues.
     In addition, our operating results may fluctuate significantly in the future as a result of a variety of factors, including:
•	seasonal variations in the demand for Broadway tickets and resulting variations in our revenue from Broadway ticket sales;

•	our ability to sell advertisements to be displayed on our websites and on our cable TV networks;

•	seasonal trends in Internet usage and Internet sales and advertising placements;

•	our ability to enter into or renew strategic relationships and agreements with media organizations, websites and authors;

•	the amount and timing of our marketing expenditures and other costs relating to the expansion of our operations;

•	new products, websites or Internet services introduced by us or our competitors; and

•	technical difficulties, security concerns or system downtime affecting the Internet generally or the operation of our websites in particular.
     As a result, our operating results for any particular period may not accurately predict our future operating results.
     We may not be able to compete successfully.
     Ticketing Businesses. The market for ticketing services and products is intensely competitive and rapidly changing. The number of telephone services, online services, wireless services and websites competing for consumers’ attention and spending has proliferated and we expect that competition will continue to intensify. We compete, directly and indirectly, for customers, advertisers, members and content providers with the following categories of companies:

•	telephone services, wireless services and websites targeted to entertainment enthusiasts, moviegoers, theatergoers and other eventgoers, which feature directories of movies, shows, events, showtimes, theater and event locations and related content, and also allow users to purchase tickets;

•	travel agents and other traditional ticketing organizations, companies, agents and brokers; and

•	the box office at each of the venues that hold events for which we sell tickets.
     Internet Businesses. The market for Internet services and products is intensely competitive and rapidly changing. Competition could result in reduced traffic to our websites, price reductions for content that we syndicate and advertising that we offer, a decline in product sales, reduced margins or loss of market share, any of which could cause a material decrease in our revenues. We compete, directly and indirectly, for advertisers, viewers, members and content providers with the following categories of companies:
•	online services or websites targeted to entertainment enthusiasts, particularly moviegoers and theatergoers, such as IMDb.com;

•	publishers and distributors of traditional off-line media, such as television, radio and print, including those targeted to movie enthusiasts, many of which have established or may establish websites, such as E! Online.com;

•	traditional movie and entertainment organizations including the Walt Disney Company and Warner Bros.;

•	general purpose consumer online services such as AOL, Yahoo!, and MSN, each of which provides access to movie-related information and services; and

•	web search and retrieval and other online services, such as Google, Yahoo! and other high-traffic websites.
     We believe that the principal competitive factors in attracting and retaining users are the depth, breadth and timeliness of content, the ability to offer compelling and entertaining content and brand recognition. Other important factors in attracting and retaining users include ease of use, service quality and cost. We believe that the principal competitive factors in attracting and retaining advertisers include the number of users of our website, the demographics of our users, price and the creative implementation of advertisement placements and sponsorship promotions. There can be no assurance that we will be able to compete favorably with respect to these factors.
     Based on our review of publicly available documents, we believe some of our existing competitors in both our ticketing and Internet businesses, as well as potential new competitors, have longer operating histories, significantly greater financial, technical and marketing resources, greater name recognition and substantially larger user bases than we do and, therefore, have significantly greater ability to attract advertisers and users. In addition, many of these competitors may be able to respond more quickly than us to new or emerging technologies and changes in Internet user requirements and to devote greater resources than us to the development, promotion and sale of their services. There can be no assurance that our current or potential competitors will not develop products and services comparable or superior to those developed by us or adapt more quickly than us to new technologies, evolving industry trends or changing Internet user preferences. Increased competition could result in price reductions, reduced margins or loss of market share, any of which would result in a decrease in our revenues. There can be no assurance that we will be able to compete successfully against current and future competitors, or that competitive pressures faced by us would not impair our ability to expand our operations or grow our revenues.
     Intellectual Properties and Book Development and Licensing Businesses. Numerous companies and individuals are engaged in the book development business. We also compete with a large number of companies that license characters and properties into film, television, books and merchandise. Competition in these businesses is largely based on the number and quality of relationships that we are able to develop with authors and celebrities. There can be no assurance that our current or future competitors will not be successful in developing relationships with authors and celebrities with whom we have previously had relationships. Our revenues will decrease if we are unable to maintain these relationships or develop new relationships.
     We may not be able to successfully protect our trademarks and proprietary rights.
     Internet Businesses. Our performance and ability to compete are dependent to a significant degree on our internally developed and licensed content and technology. We rely on a combination of copyright, trademark and trade secret laws, confidentiality and nondisclosure agreements with our employees and with third parties and contractual provisions to establish and maintain our proprietary rights. There can be no assurance that the steps taken by us to protect our proprietary rights will be adequate, or that third parties will not infringe upon or misappropriate our copyrights, trademarks, service marks and similar proprietary rights. In addition, effective copyright and trademark protection may be unenforceable or limited in certain foreign countries. In the future, litigation may be necessary to enforce and protect our trademarks, service marks, trade secrets, copyrights and other intellectual property rights. Any such litigation would be costly and could divert management’s attention from other more productive activities. Adverse determinations in such litigation could result in the loss of certain of our proprietary rights, subject us to significant liabilities, require us to seek licenses from third parties, or prevent us from selling our services.
     We own trademark registrations in the United States for many of the trademarks that we use, including HOLLYWOOD.COM and BROADWAY.COM, and some of our trademarks are registered in select foreign countries. We have also filed trademark applications in select foreign countries for the marks HOLLYWOOD MEDIA CORP., HOLLYWOOD.COM, and others. There can be no assurance that we will be able to secure adequate protection for these names or other trademarks in the United States or in foreign countries. If we obtain registration of those trademarks, we may not be able to prevent our competitors from using different trademarks that contain the words “Hollywood” or “Broadway.” Many countries have a “first-to-file” trademark registration system; and thus we may be prevented from registering our marks in certain countries if third parties have previously filed applications to register or have registered the same or similar marks. It is possible that our competitors or others will adopt product or service names similar to ours, thereby impeding our ability to build brand identity and possibly leading to customer confusion.
     Our inability to protect our HOLLYWOOD.COM and BROADWAY.COM marks and other marks adequately could impair our ability to maintain and expand such brands and thus impair our ability to generate revenue from these brands.
     Intellectual Properties Business. Hollywood Media has applied for trademark and copyright protection for each of its major intellectual property titles. Each of Hollywood Media and Netco Partners currently has U.S. registered trademarks as well as pending trademark applications in the U.S. related to its respective business, and they also have foreign registered trademarks and pending trademark applications in several foreign jurisdictions. As Hollywood Media’s properties are developed, Hollywood Media intends to apply for further trademark and copyright protection in the United States and certain foreign countries.

     Copyright protection in the United States on new publications of works for hire extend for a term of 95 years from the date of initial publication or 120 years from the year of creation, whichever expires first. Trademark registration in the United States extends for a period of ten years following the date of registration. To maintain the registration, affidavits must be filed between the fifth and sixth years following the registration date affirming that the trademark is still in use in commerce and providing evidence of such use. The trademark registration must be renewed prior to the expiration of the ten-year period following the date of registration.
     Failure to adequately protect these intellectual property rights could result in adverse consequences for these businesses due to the risks described above.
     We may become subject to liability for infringement of third-party intellectual property rights.
     There can be no assurance that third parties will not bring copyright or trademark infringement claims against us, or claim that our use of certain technology violates a patent. Even if these claims are not meritorious, they could be costly and could divert management’s attention from other more productive activities. If it is determined that we have infringed upon or misappropriated a third party’s proprietary rights, there can be no assurance that any necessary licenses or rights could be obtained on terms satisfactory to us, if at all. The inability to obtain any required license on satisfactory terms could force us to incur expenses to change the way we operate our businesses. If our competitors prepare and file applications that claim trademarks owned or registered by us, we may oppose these applications and have to participate in administrative proceedings to determine priority of right in the trademark, which could result in substantial costs to us, even if the eventual outcome is favorable to us. An adverse outcome could require us to license disputed rights from third parties or to cease using such trademarks. In addition, inasmuch as we license a portion of our content from third parties, our exposure to copyright infringement or right of privacy or publicity actions may increase; because we must rely upon such third parties for information as to the origin and ownership of such licensed content. We generally obtain representations as to the origins, ownership and right to use such licensed content and generally obtain indemnification to cover any breach of any such representations; however, there can be no assurance that such representations will be accurate or that such indemnification will provide adequate compensation for any breach of such representation. There can be no assurance that the outcome of any litigation between such licensors and a third party or between us and a third party will not lead to royalty obligations for which we are not indemnified or for which such indemnification is insufficient, or that we will be able to obtain any additional license on commercially reasonable terms if at all.
     We must manage our growth in order to achieve the desired results.
     We have significantly expanded our data syndication, Internet and ticketing operations over the past six years through our acquisitions of the businesses of hollywood.com, Inc., CinemaSource, Inc., Baseline, Inc., BroadwayTheater.com, Inc., Theatre Direct NY, Inc., FilmTracker, Studio Systems, Inc. and CinemasOnline, and through the launch of Broadway.com and MovieTickets.com (Hollywood Media currently owns 26.2% of the equity of MovieTickets.com, Inc.). We plan to continue to expand our operations and market presence by entering into joint ventures, acquisitions, business combinations, investments, or other strategic alliances. These transactions create risks such as:
•	problems retaining key technical and managerial personnel;

•	the availability of financing to make acquisitions;

•	additional expenses of acquired businesses; and

•	the inability to maintain relationships with the customers or other business partners of acquired businesses.

     We may not succeed in addressing these risks if we are not able to adequately develop or increase our management, operational and financial resources and systems. To the extent that we are unable to identify and successfully integrate future ventures into our operations, our growth strategy may not be successful and our stock price could decrease.
     We are dependent on our ability to develop strategic relationships with media, entertainment and Internet organizations.
     The success of our operations is dependent in part on our ability to enter into and maintain strategic relationships and agreements with media, entertainment and Internet organizations. There can be no assurance that we will be able to develop and maintain these strategic relationships and, if we are unable to do so, our financial conditions and results of operations could be adversely impacted.
     In addition, our intellectual property division is dependent on our ability to identify, attract and retain best-selling authors and media celebrities who create our intellectual properties. Our ability to enter into contracts with new authors or renew contracts would be impaired without the services of Dr. Martin Greenberg. See the risk factor “Our ability to attract qualified personnel and retain certain key personnel is critical to our business” below.
     Our operations could be negatively impacted by systems interruptions.
     The hardware and software used in our Internet and ticketing operations, or that of our affiliates, could be damaged by fire, floods, hurricanes, earthquakes, power loss, telecommunications failures, break-ins and similar events. Our websites could also be affected by computer viruses, electronic break-ins or other similar disruptive problems. These system problems could negatively affect our business. Insurance may not adequately compensate us for any losses that may occur due to any failures or interruptions in systems. General Internet traffic interruptions or delays could also harm our business. As with Internet websites in general, our websites may experience slower response times or decreased traffic for a variety of reasons. Additionally, online service providers have experienced significant outages in the past, and could experience outages, delays and other difficulties due to system failures unrelated to our systems. To the extent our services are disrupted, we could lose users of our websites and our ticketing and advertising revenues could decline.
     We are subject to additional security risks by doing business over the Internet.
     A significant obstacle to consumer acceptance of electronic commerce over the Internet has been the need for secure transmission of confidential information in transaction processing. Internet usage could decline if any well-publicized compromise of security occurred. We may incur additional costs to protect against the threat of security breaches or to alleviate problems caused by these breaches. If a third person were able to misappropriate our users’ personal information or credit card information, we could be held liable for failure to adequately protect such information and subject to monetary damages to the extent our users suffer financial losses or other harm as a result thereof.
     We may not be able to adapt as technologies and customer expectations continue to evolve.
     To be successful, we must adapt to rapidly changing technologies by continually enhancing our websites and ticketing services and introducing new services to address our customers’ changing expectations. We must evaluate and implement new technologies that are available in the marketplace or risk that our customers will not continue using our services. Examples of technologies that we continue to implement or evaluate include those related to streaming and downloading of audio and video content on our websites, delivery of content over wireless devices and the convergence of cable television, satellite and Internet services and delivery systems. We could incur substantial costs if we need to modify our services or infrastructure in order to adapt to changes affecting providers of content and services through the Internet. Our customer base and thus our revenues could decrease if we cannot adapt to these changes.
     Government regulation of the Internet could impact our business.
     The application of existing laws and regulations to our business relating to issues such as user privacy, pricing, taxation, content, sweepstakes, copyrights, trademarks, advertising, and the characteristics and quality of our products and services can be unclear. We also may be subject to new laws and regulations related to our business. Although we endeavor to comply with all applicable laws and regulations and believe that we are in compliance, because of the uncertainty of existing laws and the possibility that new laws may be adopted, there is a risk that we will not be in full compliance.
     Several federal laws could have an impact on our business. The Digital Millennium Copyright Act establishes binding rules that clarify and strengthen protection for copyrighted works in digital form, including works used via the Internet and other computer networks. The Child Online Protection Act is intended to restrict the distribution of certain materials deemed harmful to children. The Children’s Online Privacy Protection Act of 1998 protects the privacy of children using the Internet, by requiring, among other things, (1) that in certain specific instances the operator of a website must obtain parental consent before collecting, using or disclosing personal information from children under the age of 13, (2) the operator of a website to make certain disclosures and notices on the website or online service regarding the collection, use or disclosure of such personal information, and (3) the operator of a website or online service to establish and maintain reasonable procedures to protect the confidentiality, security and integrity of personal information collected from children under the age of 13. Our efforts to comply with these and other laws subject our business to additional costs, and failure to comply could expose our business to liability.
     We are dependent on Mitchell Rubenstein and Laurie S. Silvers, our founders.
     Mitchell Rubenstein, our Chairman of the Board and Chief Executive Officer, and Laurie S. Silvers, our Vice Chairman, President and Secretary, have been primarily responsible for our organization and development. The loss of the services of either of these individuals would hurt our business. If either of these individuals were to leave Hollywood Media unexpectedly, we could face substantial difficulty in hiring qualified successors and could experience a loss in productivity while any successor obtains the necessary training and experience. The employment agreements between Hollywood Media and each of these individuals provide, among other things, that if we terminate either of their agreements without “cause,” we will have also terminated the other’s agreement without “cause.”
     Our ability to attract qualified personnel and retain certain key personnel is critical to our business.
     Our future operating results depend substantially upon the continued service of our executive officers and key personnel. Our future operating results will also depend in significant part upon our ability to attract and retain qualified management, technical, marketing, sales and support personnel. Competition for qualified personnel in our industry is intense, and we cannot ensure success in attracting or retaining qualified personnel. In addition, there may be only a limited number of persons with the requisite skills to serve in these positions. Our business, financial condition and results of operations could be materially adversely affected by the loss of any of our key employees, by the failure of any key employee to perform in his or her current position, or by our inability to attract and retain skilled employees.
     Our intellectual property business could be harmed by the loss of the services of Dr. Martin H. Greenberg, who has been primarily responsible for developing relationships with the best-selling authors who create our intellectual properties. Dr. Greenberg owns the remaining 49% interest in Tekno Books through which we operate our intellectual properties division. Many of the authors with whom we have relationships are bound to multiple book contracts and our ability to renew these contracts or enter into contracts with new authors would be impaired without the services of Dr. Greenberg.
     We may be liable for the content we make available on the Internet.
     There is risk that we could become subject to various types of legal claims relating to the content we make available on our websites or the downloading and distribution of such content, or the content we license for books, including claims such as defamation, invasion of privacy and copyright infringement. Although we carry liability insurance that covers some types of claims to a limited extent, our insurance may not cover all potential claims of this type or may not be adequate to cover all costs incurred in defense of potential claims or to indemnify us for all liability that may be imposed. Any costs or imposition of liability that is not covered by insurance or in excess of insurance coverage could have a material adverse effect on our business, results of operations and financial condition.
     We have authorized but unissued preferred stock, which could affect rights of holders of common stock.
     Our articles of incorporation authorize the issuance of preferred stock with designations, rights and preferences determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without shareholder approval, to issue preferred stock with dividends, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of common stock. In addition, the preferred stock could be issued as a method of discouraging a takeover attempt. Although we do not intend to issue any preferred stock at this time, we may do so in the future.
     Our articles of incorporation, shareholders’ rights plan and Florida law may discourage takeover attempts.
     Certain provisions of our articles of incorporation and our shareholders’ rights plan may discourage takeover attempts and may make it more difficult to change or remove management. Our articles of incorporation authorize the issuance of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by our Board of Directors. Under our shareholder’s rights plan adopted in 1996, our Board of Directors declared a dividend of one right for each share of common stock. If certain events, such as a takeover bid not approved by our Board, occur, the rights will then entitle most holders to purchase at a specified price, shares of a series of our preferred stock with special voting, dividend and other rights.
     In addition, Florida has enacted legislation that may deter or frustrate takeovers of Florida corporations, such as our company. The Florida “control share acquisitions” statute provides that shares acquired in a “control share acquisition” (which excludes transactions approved by our board of directors) will not have voting rights unless the voting rights are approved by a majority of the corporation’s disinterested shareholders. A “control share acquisition” is an acquisition, in whatever form, of voting power in any of the following ranges: (a) at least 20% but less than 33-1/3% of all voting power; (b) at least 33-1/3% but less than a majority of all voting power; or (c) a majority or more of all voting power.
     The state of Florida “affiliated transactions” statute requires approval by disinterested directors or supermajority approval by disinterested shareholders of certain specified transactions between a public corporation and holders of more than 10% of the outstanding voting shares of the corporation (or their affiliates).
     Our stock price is volatile.
     The trading price of our common stock has and may continue to fluctuate significantly. During the 24 months ended November 30, 2005, the trading price for our common stock on the Nasdaq Stock Market ranged from $1.80 to $5.69 per share. Our stock price may fluctuate in response to a number of events and factors, such as our quarterly operating results, announcements of new products or services, announcements of mergers, acquisitions, strategic alliances, or divestitures and other factors, including similar announcements by other companies that investors may consider to be comparable to us. In addition, the stock market in general, and the market prices for Internet-related companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of the companies. These broad market and industry fluctuations may cause the market price of our stock to decrease, regardless of our operating performance.
     Future sales of our common stock in the public market could adversely affect our stock price and our ability to raise funds in new stock offerings.
     Future sales of substantial amounts of our common stock in the public market, or the perception that these sales could occur, could adversely affect prevailing market prices of our common stock and could impair our ability to raise capital through future offerings of equity securities. We may issue additional shares of common stock in connection with future financings, acquisitions or other transactions, or pursuant to outstanding stock options, warrants and other convertible securities, and we plan to issue additional stock options and stock grants from time to time to our employees and directors. We are generally unable to estimate or predict the amount, timing or nature of future issuances or public sales of our common stock. Sales of substantial amounts of our common stock in the public market could cause the market price for our common stock to decrease. In addition, a decline in the price of our common stock would likely impede our ability to raise capital through the issuance of additional shares of common stock or other equity securities.
     We may require additional capital to finance our growth or operations and there can be no assurance that additional financing will be available on favorable terms.
     We have required substantial financing to fund our acquisitions, growth and operations since our inception, and we may require additional financing in the future. Our long-term financial success depends on our ability to generate sufficient revenue and cash flow to offset operating expenses. To the extent we do not generate sufficient revenues and cash flow to offset expenses, we will require further financing to fund our ongoing operations. We cannot assure you that any additional financing will be available or if available, that it will be on favorable terms. The terms of any financing that we enter into will vary depending on many factors including, among other things, our then current financial condition, the market price of our common stock, and other characteristics and terms of our capital structure including outstanding options and warrants. We may seek to raise additional capital through public or private offerings of equity securities or debt financings. Our issuance of additional equity securities could cause dilution to holders of our common stock and may adversely affect the market price of our common stock. The incurrence of additional debt could increase our interest expense and other debt service obligations and could result in the imposition of covenants that restrict our operational and financial flexibility.
     Recently enacted and proposed changes in securities laws and regulations are likely to increase our costs.
     The Sarbanes-Oxley Act of 2002 and the SEC rules promulgated thereunder have imposed increased demands upon and required changes in some of our operational systems and processes, corporate governance, and compliance and disclosure processes, and the Nasdaq Stock Market has implemented changes in its requirements for companies that are Nasdaq-listed. These developments have resulted in increases in our expenses for information systems, auditing and consulting fees, legal compliance and financial reporting costs. These developments could make it more difficult for us to attract and retain qualified members of our board of directors or executive officers.

     We have identified material weaknesses in our evaluation of internal controls over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002; failure to achieve and maintain effective internal controls could have a material adverse effect on our business and stock price.
     As initially reported in Hollywood Media’s Form 10-K/A filed with the SEC on May 2, 2005, Hollywood Media’s management identified certain material weaknesses in internal controls and concluded that Hollywood Media’s internal control over financial reporting and disclosure controls were not effective as of December 31, 2004. As previously reported in the Form 10-K/A and certain subsequent filings with the SEC, we are in the process of remediating the weaknesses. Failure to achieve and maintain an effective internal control environment could have a material adverse effect on our business and stock price.
     Other economic factors may adversely affect our future results or the market price of our stock (including recession, war, terrorism).
     We operate in a rapidly changing economic and technological environment that presents numerous risks. Many of these risks are beyond our control and are driven by factors that we cannot predict. Economic recession, war, terrorism, international incidents, labor strikes and disputes, and other negative economic conditions may cause damage or disruption to our facilities, information systems, vendors, employees, customers and/or website traffic, which could adversely impact our revenues and results of operations, and stock price.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
     Certain statements in this prospectus (including statements that may be incorporated by reference into this prospectus) or that are otherwise made by us or on our behalf about our financial condition, results of operations and business constitute “forward-looking statements,” within the meaning of federal securities laws. Hollywood Media cautions readers that certain important factors may affect Hollywood Media’s actual results, levels of activity, performance or achievements and could cause such actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements anticipated, expressed or implied by any forward-looking statements that may be deemed to have been made in this prospectus or that are otherwise made by or on behalf of Hollywood Media. For this purpose, any statements contained in this prospectus that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, “forward-looking statements” are typically phrased using words such as “may,” “will,” “should,” “expect,” “plans,” “believe,” “anticipate,” “intend,” “could,” “estimate,” “pro forma” or “continue” or the negative variations thereof or similar expressions or comparable terminology. Factors that may affect Hollywood Media’s results and the market price of our common stock include, but are not limited to:
•	our continuing operating losses,

•	negative cash flows from operations and accumulated deficit,

•	the need to manage our growth and integrate new businesses into Hollywood Media,

•	our ability to develop and maintain strategic relationships,

•	our ability to compete with other media, data and Internet companies and other competitors,

•	our ability to maintain and obtain sufficient capital to finance our growth and operations,

•	our ability to realize anticipated revenues and cost efficiencies,

•	technology risks and risks of doing business over the Internet,

•	government regulation,

•	our ability to achieve and maintain effective internal controls,

•	dependence on our founders, and our ability to recruit and retain key personnel, and

•	the volatility of our stock price.
     Hollywood Media is also subject to other risks detailed herein, including those risk factors discussed in the “Risk Factors” section as well as those discussed elsewhere in this prospectus or detailed from time to time in Hollywood Media’s filings with the SEC.
     Because these forward-looking statements are subject to risks and uncertainties, we caution you not to place undue reliance on these statements, which speak only as of the date the statements were made. We do not undertake any responsibility to review or confirm analysts’ expectations or estimates or to release publicly any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this prospectus. As a result of the foregoing and other factors, no assurance can be given as to the future results, levels of activity or achievements and neither we nor any other person assumes responsibility for the accuracy and completeness of such statements.

USE OF PROCEEDS
     We will not receive any proceeds from the resale or other disposition of the shares of common stock, or interests therein, by the selling shareholders. However, we will receive the proceeds of any warrants exercised for cash. If all of the warrants were exercised for cash, we would receive proceeds of $3,003,000 (or $4.29 per share). We intend to use any proceeds from the cash exercise of the warrants for general corporate purposes. There can be no assurance concerning the number or the timing of the exercise of such warrants by the selling shareholders at this date.
     Each of the warrants held by the selling shareholders contains a “cashless exercise” provision that can only be used under the following conditions: (i) the warrant is exercised after one year from the date of issuance and (ii) a registration statement under the Securities Act of 1933 (including the registration statement containing this prospectus) is not then available for the resale of shares issued under the warrant. If the “cashless exercise” provision is used, a selling shareholder may exercise the warrant without paying any cash for the exercise price, and upon such exercise the holder would receive a reduced number of shares (calculated under a specified formula in the warrant) having a market value equivalent to the difference between the aggregate exercise price of the shares for which the warrant is exercised and the aggregate market value of such shares at that time. If the selling shareholder chooses this “cashless” method of exercising the warrant, Hollywood Media will not receive any cash proceeds from the exercise of the warrants.

SELLING SHAREHOLDERS
     We are registering all shares of common stock covered by this prospectus on behalf of the selling shareholders named in the table below. All of the shares are subject to issuance under outstanding warrants. We issued the warrants exercisable for shares to the selling shareholders in a private placement in November 2005.
     The following table contains information known to us as of date of this prospectus with respect to (i) the amount of Hollywood Media’s common stock beneficially owned by each selling shareholder, and (ii) the amount of Hollywood Media’s common stock that may be sold or otherwise disposed of by each selling shareholder using this prospectus. The percentage of shares beneficially owned is based on 32,636,860 shares outstanding at December 26, 2005, and the percentage was calculated in accordance with Rule 13d-3 of the Securities Exchange Act of 1934 (the “Exchange Act”). The number of shares in the column “Number of Shares Being Offered” represents all of the shares of our common stock that each selling shareholder may sell or otherwise dispose of under this prospectus. The number of shares in the column “Ownership of Common Stock After Offering” assumes that each selling shareholder sells all of its shares of our common stock covered by this prospectus. We prepared this table and the notes thereto based on the information supplied to us by the selling shareholders named in the table. Unless otherwise indicated in the footnotes to the table, each person has sole voting and investment power with respect to the shares beneficially owned.

	Ownership of Common			Number of	Ownership of Common
Selling Shareholders	Stock Before Offering			Shares Being	Stock After Offering
	Number		Percentage(1)	Offered(2)	Number	Percentage(1)
Bonanza Master Fund Ltd.(4)	462,500	(3)	1.4%	400,000	62,500	*
JMG Capital Partners, L.P.(5)	100,000		*	100,000	—	—
JMG Triton Offshore Fund, Ltd.(6)	100,000		*	100,000	—	—
WS Opportunity Fund International, Ltd.(7)	40,865	(3)	*	32,990	7,875	*
WS Opportunity Fund, L.P.(7)	29,920	(3)	*	23,970	5,950	*

WS Opportunity Fund (QP), L.P.(7)	30,465	(3)	*	23,040	7,425	*

SRB Greenway Capital, LP(8)	2,440		*	2,440	—	—

SRB Greenway Offshore Operating Fund, L.P.(8)	1,290		*	1,290	—	—

SRB Greenway Capital (QP), L.P.(8)	16,270		*	16,270	—	—

*	Less than 1%.

(1)	For purposes of computing the percentage of outstanding shares of common stock held by each person named above, any shares which such person has the right to acquire under warrants or otherwise are deemed to be outstanding for such person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Assumes issuance of all shares covered by this prospectus issuable upon exercise of the selling shareholders’ warrants.

(3)	This figure includes shares issuable upon exercise of warrants issued in our private placement that closed on November 23, 2005 and warrants issued prior to November 2005.

(4)	The general partner of this selling shareholder, Bernay Box & Co., and its President, Bernay Box, may be deemed to be beneficial owners of shares owned by the selling shareholder.

(5)	JMG Capital Partners, L.P. (“JMG Partners”) is a California limited partnership. The general partner of JMG Partners is JMG Capital Management, LLC (the “Manager”), a Delaware limited liability company and investment adviser that has voting and dispositive power over JMG Partners’ investments, including the shares of common stock covered by this prospectus. The equity interests of the Manager are owned by JMG Capital Management, Inc., (“JMG Capital”) a California corporation, and Asset Alliance Holding Corp., a Delaware corporation. Jonathan M. Glaser is the Executive Officer and Director of JMG Capital and has sole investment discretion over JMG Partner’s portfolio holdings.

(6)	JMG Triton Offshore Fund, Ltd. (the “Fund”) is an international business company organized under the laws of the British Virgin Islands. The Fund’s investment manager is Pacific Assets Management, LLC, a Delaware limited liability company (the “Manager”) that has voting and dispositive power over the Fund’s investments, including the shares of common stock covered by this prospectus. The equity interests of the Manager are owned by Pacific Capital Management, Inc., a California corporation (“Pacific”), and Asset Alliance Holding Corp., a Delaware corporation. The equity interests of Pacific are owned by Messrs. Roger Richter, Jonathan M. Glaser and Daniel A. David. Messrs. Glaser and Richter have sole investment discretion over the Fund’s portfolio holdings.

(7)	WSV Management, L.L.C. (“WSV”) is the general partner of WS Ventures Management, L.P. (“WSVM”). WSVM is the general partner of WS Opportunity Fund, L.P. (“WSO”) and WS Opportunity Fund (Q.P.), L.P. (“WSOQP”) and is the agent and attorney-in-fact for WS Opportunity Fund International, Ltd. (“WSO International”). Reid S. Walker, G. Stacy Smith and Patrick P. Walker are the controlling principals of WSV. Through their control of WSV, Messrs. R. Walker, Smith and P. Walker share voting and investment control over the portfolio securities of each of WSO, WSOQP and WSO International. Pursuant to a letter agreement, Steven R. Becker may collaborate with Reid S. Walker, G. Stacy Smith and Patrick P. Walker on investment strategies from time to time.

(8)	BC Advisors, LLC (“BCA”) is the general partner of SRB Management, L.P. (“SRB Management”). SRB Management is the general partner of SRB Greenway Capital, L.P. (“SRBGC”), SRB Greenway Capital (Q.P.), L.P. (“SRBQP”) and SRB Greenway Offshore Operating Fund, L.P. (“SRB Offshore”). Steven R. Becker is the sole principal of BCA. Through his control of BCA, Mr. Becker possesses sole voting and investment control over the portfolio securities of each of SRBGC, SRBQP and SRB Offshore. Pursuant to a letter agreement, Steven R. Becker may collaborate with Reid S. Walker, G. Stacy Smith and Patrick P. Walker on investment strategies from time to time.
     The selling shareholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their common stock since the date on which the information in the above table is presented. Information about the selling shareholders may change over time.

PLAN OF DISTRIBUTION
     The selling shareholders, which as used herein may include certain donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock of Hollywood Media which are covered by this prospectus on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
     The selling shareholders may use any one or more of the following methods when disposing of shares or interests therein:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the effective date of the registration statement of which this prospectus is a part;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share; and

•	a combination of any such methods of sale.
     The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock covered by this prospectus and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell such shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest may be the selling beneficial owners for purposes of this prospectus if applicable.
     In connection with the sale of common stock or interests therein covered by this prospectus, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
     The aggregate proceeds to the selling shareholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. Hollywood Media will not receive any of the proceeds from sales by the selling shareholders. See “USE OF PROCEEDS” above. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Each selling shareholder has represented and warranted to us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock covered by this prospectus.
     The selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.
     The selling shareholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling shareholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.
     To the extent required under SEC rules and the registration rights agreement with Hollywood Media, the shares of our common stock to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
     In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
     The selling shareholders and other persons participating in the distribution of the shares offered under this prospectus are subject to the applicable requirements of Regulation M promulgated under the Securities Exchange Act of 1934 in connection with sales of the shares. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. We have agreed to indemnify the selling shareholders against specified liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.
LEGAL MATTERS
     Foley & Lardner LLP is issuing an opinion regarding the validity of the offered shares of common stock.

EXPERTS
          The consolidated financial statements of Hollywood Media Corp. appearing in Hollywood Media Corp.’s Annual Report (Form 10-K) for the year ended December 31, 2004, and Hollywood Media Corp. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included in its Form 10-K/A, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon (which conclude, among other things, that Hollywood Media Corp. did not maintain effective internal control over financial reporting as of December 31, 2004, based on Internal Control-Intergrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, because of the effects of the material weaknesses described therein) included therein and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
          We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any report or document we file at the public reference facilities maintained by the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public at the SEC’s web site located at http://www.sec.gov.
          Quotations for the prices of our common stock appear on the Nasdaq National Market, and reports, proxy statements and other information about us can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.
DOCUMENTS INCORPORATED BY REFERENCE
          The SEC allows us to “incorporate by reference” some of the documents we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The documents incorporated by reference are considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this incorporated information.
          We incorporate by reference the following filings into this prospectus:
•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

•	Amendment No. 1 to our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2004.

•	The portions of our Definitive Proxy Statement for the 2005 Annual Meeting of Shareholders filed on April 29, 2005 which are incorporated by reference into our Form 10-K for fiscal 2004;

•	Our Current Report on Form 8-K filed on April 1, 2005;

•	Our Current Report on Form 8-K filed on April 11, 2005;

•	Our Current Report on Form 8-K filed on April 12, 2005;

•	Our Current Report on Form 8-K filed on May 10, 2005;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005;

•	Our Current Report on Form 8-K filed on May 20, 2005;

•	Our Current Report on Form 8-K filed on May 25, 2005;

•	Our Current Report on Form 8-K filed on June 3, 2005;

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005;

•	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005;

•	Our Current Report on Form 8-K filed on November 28, 2005 (except for Item 8.01 thereof and Exhibit 99.1 thereto, which are not hereby incorporated by reference);

•	The description of our common stock in our Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act, including any amendments and reports filed for the purpose of updating such description;

•	The description of our preferred stock purchase rights in our Current Report on Form 8-K filed on October 20, 1999, as amended by the description contained in our Current Report on Form 8-K filed on December 10, 2002; and

•	The disclosures under the caption “Our Capital Stock” in our Registration Statement on Form S-3 (Registration No. 333-113531) filed on April 1, 2004.
          We also incorporate by reference into this prospectus all future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of the filing of the registration statement containing this prospectus and prior to the completion of this offering. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the Securities and Exchange Commission will be incorporated by reference into, or otherwise included in, this prospectus.
          We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the common stock covered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all the information set forth in, or annexed as exhibits to, the registration statement, as permitted by the SEC’s rules and regulations. For further information with respect to us and the common stock offered under this prospectus, please refer to the registration statement, including the exhibits. Copies of the registration statement, including exhibits, may be obtained from the SEC’s public reference facilities listed above upon payment of the fees prescribed by the SEC, or may be examined without charge at these facilities. Statements concerning any document filed as an exhibit are not necessarily complete and, in each instance, we refer you to the copy of the document filed as an exhibit to the registration statement. You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, financial position and results of operations may have changed since that date.
          We will provide, without charge, to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any or all of the information incorporated by reference in this prospectus. Exhibits to any of the documents, however, will not be provided unless such exhibits are specifically incorporated by reference into such documents. The requests should be addressed to: Investor Relations Department, Hollywood Media Corp., 2255 Glades Road, Suite 221-A, Boca Raton, Florida 33431, telephone number (561) 998-8000.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
          The aggregate estimated (other than the registration fee) expenses to be paid by Hollywood Media Corp. in connection with this offering are as follows:

Securities and Exchange Commission registration fee	$320
Legal fees and expenses	$18,000
Accounting fees and expenses	$15,000
Miscellaneous	$6,680
Total	$40,000
Item 15. Indemnification of Directors and Officers.
          Hollywood Media has authority under Section 607.0850 of the Florida Business Corporation Act (the “FBCA”) to indemnify its directors and officers to the extent provided for in the FBCA against liability which a director or officer may incur in his or her capacity as such. Hollywood Media’s Articles of Incorporation, as amended, provide that Hollywood Media shall indemnify its officers and directors to the fullest extent not prohibited by law. Hollywood Media has entered into agreements with each of its directors and executive officers wherein it agreed to indemnify each of them to the fullest extent permitted by law, and Hollywood Media may from time to time enter into other agreements with such persons regarding such indemnification.
          The provisions of the FBCA that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Florida law. In addition, the FBCA does not permit indemnification of a director or officer under certain circumstances, including in the event that a judgment or other final adjudication establishes that his or her actions or omissions were material to the cause of action so adjudicated and constitute: (a) violations of criminal laws, unless the director or officer had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) in the case of a director, a circumstance under which the director has liability for voting for or assenting to an unlawful distribution, and (d) willful misconduct or conscious disregard for the best interests of Hollywood Media in a proceeding by or in the right of Hollywood Media to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.
          Pursuant to certain registration rights agreements, each of Hollywood Media and certain of the selling shareholders have agreed to indemnify the others and their respective directors, officers, agents and representatives (and with respect to the indemnification by Hollywood Media, any underwriters) against certain liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act.
          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Hollywood Media pursuant to the foregoing provisions, Hollywood Media has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
          Hollywood Media has obtained and currently intends to maintain in effect directors’ and officers’ liability insurance policies providing customary coverage for its directors and officers against losses and liabilities incurred by them in their capacities as directors and officers of Hollywood Media.
          The above discussion of the Hollywood Media’s Articles of Incorporation, indemnification agreements, and Florida laws, is only a general summary and is respectively qualified in its entirety by such documents and laws.

Item 16. Exhibits.

Exhibit
Number	Description of Exhibit

4.1	Third Amended and Restated Articles of Incorporation (1)

4.2	Articles of Amendment to Articles of Incorporation of Hollywood Media Corp. for Designation of Preferences, Rights and Limitations of Series E Junior Preferred Stock (2)

4.3	Form of Common Stock Certificate (3)

4.4	Amended and Restated Rights Agreement dated as of August 23, 1996 between Hollywood Media and American Stock Transfer & Trust Company, as Rights Agent (4)

4.5	Amendment No. 1, dated as of December 9, 2002, to Amended and Restated Rights Agreement dated as of August 23, 1996 between Hollywood Media Corp. and American Stock Transfer & Trust Company (5)

4.6	Registration Rights Agreement dated November 23, 2005 by and among Hollywood Media Corp. and the investors signatory thereto

4.7	Form of Common Stock Purchase Warrant issued on November 23, 2005 to each of the purchasers under the Note Purchase Agreement dated as of November 22, 2005 (6)

4.8	Note Purchase Agreement dated as of November 22, 2005, by and among Hollywood Media and each of the purchasers signatory thereto (7)

4.9	Form of 8% Senior Unsecured Note due November 23, 2006 issued to each of the purchasers under the Note Purchase Agreement dated as of November 22, 2005 (6)

5.1	Opinion of Foley & Lardner LLP

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2	Consent of Foley & Lardner LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature pages hereof)

(1)	Incorporated by reference from the exhibit filed with Hollywood Media’s Annual Report on Form 10-K for the year ended December 31, 2000.

(2)	Incorporated by reference from the exhibit filed with Hollywood Media’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004.

(3)	Incorporated by reference from the exhibit filed with Hollywood Media’s Registration Statement on Form SB-2 (File No. 33-69294).

(4)	Incorporated by reference from exhibit 1 to Hollywood Media’s Current Report on Form 8-K filed on October 20, 1999.

(5)	Incorporated by reference from the exhibit to Hollywood Media’s Current Report on Form 8-K filed on December 10, 2002.

(6) Incorporated by reference to exhibits to the Note Purchase Agreement dated as of November 22, 2005, attached as exhibit 10.3 to Hollywood Media’s Current Report on Form 8-K filed on November 28, 2005.
(7) Incorporated by reference from the exhibit to Hollywood Media’s Current Report on Form 8-K filed on November 28, 2005.
Item 17. Undertakings.
          The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering prices set forth in the “Calculation of Registration Fee” table in the effective registration statement;
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that clauses (i), (ii) and (iii) above do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 of section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
          (2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
               (i) If the registrant is relying on Rule 430B:
                    (A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

                    (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
               (ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer of controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Boca Raton, State of Florida, on this 6th day of January, 2006.

HOLLYWOOD MEDIA CORP.
/s/ Mitchell Rubenstein
By: Mitchell Rubenstein
Chairman of the Board and Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.
POWER OF ATTORNEY
          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below on this registration statement hereby constitutes and appoints Mitchell Rubenstein and Laurie S. Silvers, each of them singly, his or her true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including any post-effective amendments, to this registration statement, and to file the same, with exhibits thereto, and other documents to be filed in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and he or she hereby ratifies and confirms all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.
          Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Mitchell Rubenstein Mitchell Rubenstein	Chairman of the Board and Chief Executive Officer (Principal executive officer)	January 6, 2006

/s/ Laurie S. Silvers Laurie S. Silvers	Vice Chairman of the Board, President and Secretary	January 6, 2006

/s/ Scott Gomez Scott Gomez	Chief Accounting Officer (Principal financial and accounting officer)	January 6, 2006

/s/ Harry T. Hoffman Harry T. Hoffman	Director	January 6, 2006

/s/ Robert E. McAllen Robert E. McAllan	Director	January 6, 2006

/s/ Deborah J. Simon Deborah J. Simon	Director	January 6, 2006

/s/ Ira A. Rosenberg Ira A. Rosenberg	Director	January 6, 2006